Exhibit 99.5

Execution Version

CITIGROUP GLOBAL MARKETS INC.

390 Greenwich Street

New York, New York 10013

May 29, 2014

AmSurg Corp.

20 Burton Hills Boulevard

Nashville, Tennessee 37215

Attention: Claire Gulmi, Chief Financial Officer

Project Sage

Commitment Letter

Ladies and Gentlemen:

AmSurg Corp. (the “Borrower” or “you”) has advised Citi (as defined below, “Citi”, the “Agents”, “we” or “us”) that it intends to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”), in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Secured Credit Facilities Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Bridge Facility Term Sheet” and, together with the Senior Secured Credit Facilities Term Sheet and the Summary of Additional Conditions attached as Exhibit D hereto, the “Term Sheets”)).

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1. Commitments.

In connection with the foregoing, Citi (the “Initial Lender”) is pleased to advise you of its commitment to provide (a) the entire principal (and, as applicable, commitment) amount of the Senior Secured Credit Facilities, upon the terms and subject only to the conditions set forth or referred to in Section 5 of this commitment letter (together with the Transaction Description and the Term Sheets, this “Commitment Letter”) and in Exhibit D and (b) the entire principal amount of the Senior Bridge Facility, upon the terms and subject only to the conditions set forth or referred to in Section 5 of this Commitment Letter and in Exhibit D.

2. Titles and Roles.

You hereby appoint (i) Citi to act, and Citi hereby agrees to act, as bookrunner and lead arranger for the Facilities (in such capacity, the “Lead Arranger”) on an exclusive basis in connection with the proposed arrangement and subsequent syndication of the Facilities, (ii) Citi to act, and Citi agrees to act, as administrative agent and collateral agent for the Senior

Secured Credit Facilities and (iii) Citi to act, and Citi hereby agrees to act, as sole administrative agent for the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Citi will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

At any time on or prior to the 14th day following the date of this Commitment Letter, you may (in consultation with Citi) appoint up to four additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles in a manner and with economics determined by you and reasonably acceptable to Citi for each of the Facilities (the “Additional Agents”); provided that the aggregate economics payable to such Additional Agents in the aggregate for each of the Facilities shall not exceed 60% of the total economics that would otherwise be payable to the Agents pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such) (it being understood that (i) each such Additional Agent’s aggregate commitment shall be allocated pro rata among the Facilities, (ii) the commitments of the Initial Lender hereunder will be reduced by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the applicable Facility, upon the execution of customary joinder documentation satisfactory to the Lead Arranger, (iii) the commitments assumed by such Additional Agent for each of the Facilities will be in proportion to the economics allocated to such Additional Agent, (iv) no Additional Agents (nor any affiliate thereof) shall receive greater economics in respect of any Facility than that received by Citi and (v) Citi will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for any of the Facilities). The parties hereto agree that Citi shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the Facilities and Citi shall be entitled to receive league table credit for its role as “lead arranger” and “bookrunner” for the Facilities.

3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned pursuant to a syndication to be managed exclusively by the Lead Arranger; provided that we will not syndicate the Facilities to those persons identified by you in writing to us prior to the date hereof (such persons, collectively, the “Disqualified Institutions”). Subject to the foregoing rights, the Lead Arranger will manage all aspects of the syndication of the Facilities in consultation with you, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.

We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, you agree actively to assist us in completing a syndication that is reasonably satisfactory to us. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit from your and, to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arranger, on the other hand, at times and places mutually agreed, (iii) assistance by you and, your using commercially reasonable efforts to cause the assistance by the Target), in the prompt preparation of a customary Confidential Information Memorandum for each of the Facilities and other customary marketing materials and information reasonably deemed necessary by the Lead Arranger to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower, the Target and their respective subsidiaries (collectively, the “Projections”), (iv) the hosting, with the Lead Arranger, of one or more meetings with prospective Lenders at reasonable times and locations to be mutually agreed, and (v) your using commercially reasonable efforts to obtain (or maintain, to the extent already in effect as of the date hereof), prior to the launch of the syndication of the Facilities and the marketing of the Senior Notes, public ratings (but no specific ratings) for the Senior Secured Credit Facilities and the Senior Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the Borrower from S&P and a public corporate family rating (but no specific rating) of the Borrower from Moody’s. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Target and their respective subsidiaries or securities) (“Public Lenders”). You agree, at the request of the Lead Arranger, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any Private

Lender Information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arranger to any prospective Lender in connection with the Facilities will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.

You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arranger in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Facilities.

You hereby agree that, prior to the later of (x) the Closing Date and (y) the earlier of (A) Successful Syndication and (B) the 60th day following the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrower, and you will use commercially reasonable efforts, subject to the Acquisition Agreement, to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the Facilities, the Senior Notes or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement), without the consent of the Lead Arranger, if such issuance, offering, placement or arrangement would reasonably be expected to impair materially the primary syndication of the Facilities or the offering of the Senior Notes. The foregoing shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

4. Information.

You represent (prior to the Acquisition, with respect to Information relating to the Acquired Business, to your knowledge) that (a) all written information that has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward-looking information and information of a general economic or industry specific nature) (such information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections and other forward-looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward-looking information are made available to the Agents, it being recognized by the Agents that such Projections and other forward-looking information are as to future events and are not to be viewed as facts, such Projections and other forward-looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward-looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Facilities (or, to the extent a Successful Syndication is attained prior to the Closing Date, the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect (prior to the Acquisition, to your knowledge as to Information and Projections and any forward-looking information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or, prior to the Acquisition, use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations will be (prior to the Acquisition, to your knowledge as to Information and Projections and any forward-looking information relating to the Acquired Business) correct in all material respects under those circumstances. The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Facilities on the Closing Date. You understand that, in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Conditions Precedent.

The Initial Lender’s commitment (and, if applicable, the Additional Agents’ commitments) hereunder to fund the Facilities on the Closing Date, and the agreement of each Agent to perform the services described herein, are subject solely to the satisfaction or waiver by each of the Initial Lenders of the following conditions: (a) except as set forth in the Partnership Disclosure Schedule (as defined in the Acquisition Agreement) since December 31, 2013, there has not been any event, change, occurrence or effect that has had, individually or in the aggregate, a Target Material Adverse Effect (as defined below) and (b) the applicable conditions set forth in Exhibit D attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).

For purposes hereof, “Target Material Adverse Effect” shall mean (i) an effect, event, change, occurrence or circumstance that is or would reasonably be expected to be materially adverse to the business, tangible or intangible assets, results of operations or financial condition of the Target and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole, or (ii) a material adverse effect on the ability of the Target to consummate the transactions contemplated by the Acquisition Agreement prior to the Outside Date (as defined in the

Acquisition Agreement); provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Target Material Adverse Effect: (A) changes in general operating, business, regulatory or other conditions in the industry in which the Target and its Subsidiaries operate; (B) changes in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) earthquakes, floods, hurricanes, tornadoes, natural disasters, or other acts of nature; (D) changes in global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (E) the negotiation, execution, announcement, pendency or performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby (including compliance with the covenants set forth in the Acquisition Agreement (other than Section 7.2(a) of the Acquisition Agreement) and any action taken or omitted to be taken by the Target or any of its Subsidiaries at the written request or with the prior written consent of any Parent Party (as defined in the Acquisition Agreement) and the Lead Arranger), including the impact thereof on relationships, contractual or otherwise with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, employees and/or independent contractors and on revenue, profitability and/or cash flows (provided, that this clause (E) shall be disregarded for purposes of the representations and warranties set forth in Section 4.3(a) of the Acquisition Agreement); (F) any change in the cost or availability or other terms of any financing necessary for the Parent Parties to consummate the transactions contemplated by the Acquisition Agreement; (G) any change in Laws (as defined in the Acquisition Agreement) or GAAP (as defined in the Acquisition Agreement) or other applicable accounting rules, or the interpretation thereof; (H) the fact that the prospective owner of the Target and any of its Subsidiaries is the Company or any Affiliate (as defined in the Acquisition Agreement) of the Company; (I) any failure by the Target or any of its Subsidiaries or the Company or any of its Affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (I)); (J) any change in the credit rating of the Target or any of its Subsidiaries or the Company or any of its Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (J)); and (K) any breach by any Parent Party of the Acquisition Agreement, except in the case of clauses (A), (B), (C), (D) and (G) above, to the extent (but only to the extent) such effect, event, change, occurrence or circumstance has a disproportionate adverse impact on the Target and its Subsidiaries, taken as a whole, relative to the Target’s and its Subsidiaries’ competitors.

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (x) such of the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that Borrower or Merger Sub (as defined below) has the right to terminate its obligations (or to refuse to consummate the Acquisition) under the

Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrower and Guarantors in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 5 and in Exhibit D attached hereto are satisfied (it being understood that (x) to the extent any Collateral (as defined in and referred to in the Senior Secured Credit Facilities Term Sheet) (other than Collateral that may be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of stock certificates (other than with respect to any immaterial subsidiary or any subsidiary not organized or incorporated in the United States or any state thereof and with respect to the Acquired Business, to the extent such stock certificates of the Acquired Business are not received from the Target on or prior to the Closing Date or (C) the filing of a short form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) cannot be delivered or a security interest therein cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Credit Facilities on the Closing Date but, instead, may be accomplished within 60 days after the Closing Date (subject to extensions to be agreed upon by the Administrative Agent in its sole discretion) and (y) without limitation of clause (x), with respect to guarantees and security to be provided by the Target and any restricted subsidiary of the Target that is required to become a Guarantor, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of the Target or such restricted subsidiaries have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the funding of the Facilities (such guarantees and security, “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 11:59 p.m., New York City time on the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors set forth (or referred to) in the Term Sheets relating to legal existence of the Borrower and the Guarantors (other than the Target and its Subsidiaries); corporate power and authority relating to the entering into and performance of the Credit Documentation; the due authorization, execution, delivery and validity, in each case, related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Credit Documentation; the enforceability of the Credit Documentation; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees (as defined in Term Sheets), in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Senior Secured Credit Facilities, not conflicting with or violating the Borrower’s or any Guarantor’s organizational document or the Indenture, dated as of November 15, 2012, for the Borrower’s 5.625% Senior Notes due 2020 (the “Existing Notes”); Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction) (solvency to be determined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 2 of Exhibit D); the incurrence of the loans to be made under the Facilities, USA PATRIOT Act, OFAC, FCPA and, subject to the parenthetical beginning “it being understood” appearing in the preceding sentence

(and subject to permitted liens), the creation, validity and perfection of the security interests granted in the proposed Collateral of the Acquired Business. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

6. Fees.

As consideration for the Initial Lender’s commitment (and, if applicable, the Additional Agents’ commitments) hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

7. Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arranger, which shall be Latham & Watkins LLP, and (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the reasonable judgment of the Lead Arranger) of the Agents and their affiliates arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse it and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Facilities are made available or the Credit Documentation is executed.

You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Lead Arranger with respect to the Facilities (together with any Additional Agent, each, a “Co-Agent”), the Initial Lender, each Lender that is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, the Initial Lender, each Co-Agent Lender and each other Indemnified Person for any reasonable legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, the Initial Lender, any Co-Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach in bad faith by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Parties (other than disputes involving claims against any Lead Arranger or agent in their capacities as such) and not arising from any act or omission by the Borrower or any of its affiliates.

No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) that may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof, in each case, other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability that you may otherwise have to an Indemnified Person. Solely for purposes of enforcing the provisions of this Section 7, you hereby consent to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this Section 7 is brought against any Agent.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Citi reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to Citi in such manner as Citi and its affiliates may agree in their sole discretion. You acknowledge that (i) Citi may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors that are providing services contemplated by this Commitment Letter (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with Citi, any information related to the Transaction, the Borrower, and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby subject to the confidentiality provisions hereof and (ii) Citi and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates). You also acknowledge that Citi has no obligation to use in connection with the Transaction, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by us from other companies.

In addition, please note that Citi has been retained by Borrower as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) to the Borrower in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the financing transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that neither we nor any of our affiliates has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither we nor any of our affiliates shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. We are serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. Borrower further acknowledges and agrees that any review by the Lead Arranger of it, the Acquired Business, the Facilities, any offering of Securities, the terms of any Securities and other matters relating thereto in connection with the financing transactions contemplated by this Commitment Letter will be performed solely for the benefit of the Lead Arranger and shall not be on behalf of Borrower or any other person.

You further acknowledge that Citi is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Citi or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Citi or any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to potential equity investors and your and their officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) to the Acquired Business and potential equity investors in the Transactions and their respective affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, controlling persons and equity holders, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that you also may disclose the Fee Letter (subject to usual and customary redactions reasonably satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment

Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any prospectus or other offering memorandum relating to the Senior Notes or in any filing with the SEC in connection with the Transaction, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Notes or in any public release or filing relating to the Transaction and (v) in consultation with the Lead Arranger, you may disclose this Commitment Letter and the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and agree to maintain the confidentiality of same as provided herein, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Acquired Business or any of their respective affiliates or any of their respective obligations (other than Disqualified Institutions), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense or (i) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring 18 months after the date hereof, whichever occurs earlier.

10. Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Agents as separately agreed, (a) neither the Initial Lender nor any Additional Agent shall be relieved or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitment (or, if applicable, any Additional Agent’s commitment) in respect of the Facilities until the initial funding of the Facilities on the Closing Date, and (c) unless you agree in writing, the Initial Lender and, if applicable, each Additional Agent shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the applicable Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11. Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrower, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect and whether there shall have occurred a Target Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement, and (c) the determination of whether the representations made by the Acquired Business or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations the Borrower or Merger Sub has the right to terminate its (or their) obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the domestic laws of the State of Delaware without regard to the principles of conflicts of law.

12. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14. Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Facilities and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Facilities upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate the Initial Lender’s (and any Additional Agents’) commitments with respect to the Facilities hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to the Initial Lender and, if applicable, the Additional Agents.

15. PATRIOT Act Notification.

Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Borrower and any other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Borrower and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16. Termination and Acceptance.

Each Agent’s commitments with respect to the Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 11:59 p.m. New York City time on November 29, 2014, unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to terms that survive such termination), (iii) the consummation of the Acquisition occurs without the use of the Facilities or (iv) the earliest date on which you release a written public statement of your intention not to consummate the Transaction.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on May 29, 2014. The commitments of the Initial Lender and, if applicable, the Additional Agents hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you)

at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael Zicari
Name: Michael Zicari
Title: Managing Director

Signature Page to Project Sage Commitment Letter

Accepted and agreed to as of

the date first above written:

AMSURG CORP.

By:	/s/ Claire M. Gulmi
	Name:	Claire M. Gulmi
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Project Sage Commitment Letter

EXHIBIT A

Project Sage

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.

The Borrower intends to (i) acquire all of the outstanding equity of a company identified to us and code-named “Sage” (“Target” and, together with its subsidiaries (if any), the “Acquired Business”) on the Closing Date (as defined below), by way of a purchase transaction and merger of a newly-formed direct or indirect wholly-owned subsidiary (such subsidiary, “Merger Sub”) with and into the Target (the “Merger”) in accordance with the Acquisition Agreement, with the Target as the surviving corporation of the Merger (the “Acquisition”) and (ii) refinance in full all indebtedness (other than contingent obligations not then due and that by their terms expressly survive the termination of the foregoing) outstanding under (v) that certain Revolving Credit Agreement, dated as of May 28, 2010, among the Borrower, SunTrust Bank, as Administrative Agent and the other lenders party thereto, as amended (the “Existing Credit Agreement”), (w) that certain Note Purchase Agreement, dated May 28, 2010 among the Borrower, The Prudential Life Insurance Company of America and the other institutions party thereto, as amended and (x) that certain First Lien Credit Agreement, dated as of June 29, 2012, of Sunbeam Intermediate Holdings, Inc., Sheridan Holdings, Inc., Credit Suisse AG, Cayman Island Branch and the lenders party thereto, as amended, supplemented or otherwise modified from time to time prior to the date hereof (the “Existing Target First Lien Credit Agreement”) and (y) that certain Second Lien Credit Agreement, dated as of June 29, 2012, among Sunbeam Intermediate Holdings, Inc., Sheridan Holdings, Inc., Credit Suisse AG, Cayman Island Branch and the lenders party thereto, as amended, supplemented or other modified from time to time prior to the date hereof (such refinancings, the “Refinancing”).

The sources of funds needed to effect the Acquisition, the Refinancing and to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) shall be provided through:

(i) the issuance by the Borrower of equity securities in a public offering or private placement;

(ii) the issuance by the Borrower of equity interests to the Target shareholders;

(iii) financing consisting of the following:

(A) the issuance and sale by the Borrower (or, if issued before the Closing Date, an Unrestricted Subsidiary (as defined in the indenture governing the Existing Notes) of the Borrower) of up to $1,021.0 million in gross cash proceeds of unsecured senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement, plus such amount as may be required to be deducted from the aggregate principal amount of the Term Loan Facility (as defined below) in order that the aggregate principal amount of the Term Loan Facility, if fully funded on the Closing Date (without giving effect to an adjustment for any Shortfall Amount (as defined below) or Toggle Amount (as defined below)), together with the aggregate principal amount of any other secured indebtedness of the Borrower, would not, as of such date, determined in accordance with the indenture governing the Existing Notes, (1) exceed the amount of indebtedness permitted to be secured pursuant to Section 4.10 of the indenture governing the Existing Notes or (2) require any of the Existing Notes to be equally and ratable secured with any secured indebtedness of the Borrower pursuant to Section 4.10 of the indenture governing the Existing Notes (such amount, the “Shortfall Amount”), less such amount as elected by the Borrower in writing to be allocated to the Term Loan Facility in an aggregate principal amount not to exceed such amount of additional Term Loans (as defined below) as may be secured, together with the aggregate principal amount of the Term Loan Facility, if fully funded on the Closing Date (without giving effect to an adjustment for a Shortfall Amount or Toggle Amount) and the aggregate principal amount of any other secured indebtedness of the Borrower without (1) exceeding the amount of indebtedness permitted to be secured pursuant to Section 4.10 of the indenture governing the Existing Notes or (2) requiring any of the Existing Notes to be equally and ratable secured with any secured indebtedness of the Borrower pursuant to Section 4.10 of the indenture governing the Existing Notes (such amount, the “Toggle Amount”);

(B) if and to the extent that the Senior Notes are not issued yielding at least $1,021.0 million in gross cash proceeds on or prior to the Closing Date, the incurrence by the Borrower (as defined in Exhibit B) of loans in an aggregate principal amount equal to $1,021.0 million less the gross cash proceeds of Senior Notes issued pursuant to the immediately preceding clause (A) plus the Shortfall Amount, if any, less the Toggle Amount, if any, in each case as determined in accordance with the indenture governing the Existing Notes, under a new unsecured senior bridge facility as described in Exhibit C (the “Senior Bridge Facility”);

(C) a senior secured term loan facility to be made available to the Borrower in an aggregate principal amount equal to $1,125.0 million, less the Shortfall Amount, if any, plus the Toggle Amount, if any, in each case as determined in accordance with the indenture governing the Existing Notes (the “Term Loan Facility”);

(D) a senior secured revolving credit facility to be made available to the Borrower in an aggregate amount equal to $250.0 million (the “Revolving Credit Facility”, together with the Term Loan Facility, the “Senior Secured Credit Facilities” and, together with the Senior Bridge Facility, being collectively referred to as the “Facilities”); provided that only a portion of the Revolving Credit Facility not to exceed $20.0 million (plus any additional amount required to fund any original issue discount or upfront fees arising under the “flex” and securities demand provisions of the Fee Letter) may be utilized on the Closing Date and, to the extent so used on such date, may only be used to make payments owing to finance the Acquisition or the Refinancing or to pay Transaction Costs.

The date on which the Acquisition is consummated and the initial borrowings are made under any of the Facilities (to the extent utilized) is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition and the arrangement, funding and subsequent syndication of the Facilities are collectively referred to herein as the “Transaction”.

EXHIBIT B

Project Sage

$1,375.0 million Senior Secured Credit Facilities

Summary of Principal Terms and Conditions1

Borrower:	AmSurg Corp., a Tennessee corporation (the “Borrower”).

Administrative Agent:	Citi will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (together with Citi, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:	Citi will act as lead arranger and bookrunner for the Senior Secured Credit Facilities (as defined below), and will perform the duties customarily associated with such roles (the “Lead Arranger”).

Senior Secured Credit Facilities:

A. Term Loan Facility

1. Amount: “B” term loan facility in an aggregate principal amount of $1,125.0 million, less the Shortfall Amount, if any, plus the Toggle Amount, if any, in each case as determined in accordance with the indenture governing the Existing Notes (the “Term Loan Facility”).

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the Refinancing and to pay the Transaction Costs.

4. Maturity: The final maturity date of the Term Loan Facility shall be 7 years from the Closing Date (the “Term Loan Maturity Date”).

5. Amortization: (i) During the first 6 3⁄4 years following the Closing Date, annual amortization (payable in 4 equal quarterly installments) of the Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Term Loans.

(ii) The remaining aggregate principal amount of Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

6. Availability: Term Loans may only be incurred on the Closing Date. Once repaid, no amount of Term Loans may be reborrowed.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

B. Revolving Credit Facility

1. Amount: Revolving credit facility in an aggregate principal amount of $250.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”).

2. Currency: U.S. dollars.

3. Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital, capital expenditures and general corporate purposes; provided that a portion of the Revolving Credit Facility not to exceed $20.0 million (plus any additional amounts required to fund any original issue discount or upfront fees arising under the “flex” and securities demand provisions of the Fee Letter) may be utilized on the Closing Date to pay amounts owing to finance the Acquisition or the Refinancing or to pay any Transaction Costs (it being understood and agreed, however, that Letters of Credit (as defined below) may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility).

4. Maturity: The final maturity date of the Revolving Credit Facility shall be 5 years from the Closing Date (the “Revolving Loan Maturity Date”).

5. Availability: Except as provided above, Revolving Loans may be borrowed, repaid and reborrowed after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Senior Secured Credit Facilities (the “Senior Secured Credit Documentation”).

6. Letters of Credit: A portion of the Revolving Credit Facility in an amount not to exceed $25.0 million will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) by one or more issuing banks to be agreed to support obligations of the Borrower and its subsidiaries. Maturities for Letters of Credit will not exceed twelve months (in the case of standby Letters of Credit), renewable annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date unless cash collateralized. Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings. The issuance of all Letters of Credit shall be subject to the customary procedures of the issuer of such Letters of Credit.

7. Swingline Loans: A portion of the Revolving Credit Facility in an amount not to exceed $30.0 million shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with the Revolving Loans, the Term Loans and any Incremental Term Loans (as defined below), the “Loans”) to be made by Citi (in such capacity, the “Swingline Lender”) on same-day notice. Other than for purposes of calculating the Commitment Fee, any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

Uncommitted Incremental Facilities:

The Borrower will have the right to solicit existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other lenders (each of whom would constitute an Eligible Transferee, as described under the heading “Assignments and Participations” below) who will become Lenders in connection therewith (the “Additional Lenders”) to provide (x) incremental commitments to the Revolving Credit Facility (each, an “Incremental Revolving Facility”) and/or (y) incremental commitments consisting of one or more increases to the Term Loan Facility and/or one or more new tranches of term loans to be made available under the Senior Secured Credit Documentation (hereinafter the “Incremental Term Facilities” and, together with the Incremental Revolving Facilities, the “Incremental Facilities”) in an aggregate amount not to exceed (x) $300.0 million plus (y) if the Secured Leverage Ratio (to be defined in a manner to be mutually agreed), at the time of incurrence of such Incremental Facility and after giving effect thereto, is less than or equal to 3.00 to 1.00 (assuming for purposes of such calculation that (i) all indebtedness incurred pursuant to any Incremental Facility is secured indebtedness (whether or not such indebtedness is in fact so secured) and (ii) all commitments under any Incremental Revolving Credit Facility are fully drawn), an unlimited amount, on terms agreed by the Borrower and the Lender or Lenders providing the respective Incremental Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto; provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (i) shall be tested at the time of the execution of the acquisition agreement related to such permitted acquisition, (ii) all of the representations and warranties contained in the Senior Secured Credit Documentation shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that, in the case of Incremental Term Facilities used to finance a permitted acquisition and to the extent the Lenders participating in such Incremental Term Facility agree, this clause (ii) shall be subject only to Specified Representations, (iii) any such

Incremental Facility shall benefit from the same guarantees as, and be secured on an equal and ratable basis (or, in the case of Incremental Term Facilities only, a junior basis; provided that such junior ranking tranche of Incremental Loans shall be established as a separate tranche of Term Loans and shall be subject to the terms of a second lien intercreditor agreement reasonably satisfactory to the Administrative Agent) by the same Collateral (as defined below) securing, the Senior Secured Credit Facilities, (iv) the Borrower is in pro forma compliance with the Financial Covenant (as defined below), as of the most recently ended fiscal quarter for which financial statements are available (determined after giving effect to the full utilization of the commitments provided under such Incremental Facility), (v) in the case of an Incremental Revolving Facility, such Incremental Revolving Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility), and (vi) in the case of loans to be made under an Incremental Term Facility (each, an “Incremental Term Loan”), such Incremental Term Loans shall be subject to the same terms as the Term Loans (including voluntary and mandatory prepayment provisions), except that, unless such Incremental Term Loans are made a part of the Term Loan Facility (in which case all terms thereof shall be identical to those of the Term Loan Facility), (1) the “effective yield” on the respective Incremental Term Loans (which, for such purposes only, shall be deemed to take account of interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term Loans and (B) four years) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) may exceed the then “effective yield” on Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the applicable Term Loans (determined on the same basis as provided in the second preceding parenthetical) is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” on any Term Loans) lower than the “effective yield” on such Incremental Term Loans, (2) the final stated maturity date for such Incremental Term Loans may be identical to or later (but not earlier) than the final stated maturity date applicable to the Term Loans, (3) the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans, and (4) other terms may differ; provided that, such terms are not, when taken as a whole, more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the then outstanding Term Loans. Any upfront fees and arrangement fees for any Incremental Facility will be negotiated with the applicable Lenders at the time of any request to provide commitments pursuant to such Incremental Facility. The Administrative Agent and, in the case of any Incremental Revolving Facility, the Swingline Lender and each issuer of a Letter of Credit shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if the consent of such person would be required under the heading “Assignments and Participations” for an assignment of Loans or commitments, as applicable, to such Additional Lender. Nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility.

Guaranties:	All obligations of (a) the Borrower under the Senior Secured Credit Facilities, (b) the Borrower or any of its subsidiaries under interest rate and/or foreign currency swaps or similar agreements entered into with a Lender or an affiliate of such Lender, other than Excluded Swap Obligations (as defined below) (the “Secured Hedging Agreements”) and (c) the Borrower and the Guarantors (as defined below) arising in connection with certain treasury and cash management services, in each case provided by a Lender or an affiliate of such Lender its affiliates (“Banking Services Obligations”) will be fully and unconditionally guaranteed on a joint and several basis by the Borrower and each of its direct or indirect domestic wholly-owned subsidiaries (whether owned on the Closing Date or formed or acquired thereafter) organized or incorporated in the United States or any State thereof, subject to exceptions and limitations to be mutually agreed (each such person, a “Guarantor” and, collectively, the “Guarantors”).

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor or the Borrower of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

Security:

All amounts owing under the Senior Secured Credit Facilities, the Secured Hedging Agreements and the Banking Services Obligations (and all obligations under the Guaranties) (collectively, the “Secured Obligations”) will be secured by (x) a perfected security interest, subject only to liens permitted under the Senior Secured Credit Documentation, in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors (which pledge, in the case of stock of any foreign subsidiary, shall not include more than 65% of the voting stock of such foreign subsidiary to the extent a pledge of a greater percentage would have material adverse tax consequences) and (y) a perfected security interest in and mortgages on, in each case subject only to liens permitted under the Senior Secured Credit Facilities, all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”);

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title; (ii) pledges and security interests (including in respect of interests in partnerships and joint ventures) to the extent prohibited by law or prohibited by agreements containing anti-assignment clauses not overridden by the UCC or other applicable law; (iii) any fee owned real property with a net book value of less than an amount to be agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered after the Closing Date within a time period to be agreed) and all leasehold interests in real property; (iv) intent to use trademark applications; and (v) those assets as to which the Administrative Agent and Borrower agree would result in material adverse tax consequences to the Borrower and its subsidiaries or that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions.

Documentation:

The Senior Secured Credit Documentation will be consistent with a senior secured bank credit facility to be mutually agreed, but if requested by the Borrower, the Borrower’s Revolving Credit Agreement dated as of May 28, 2010, as amended to date, as modified to (i) reflect the proposed Transactions and the terms and conditions set forth herein, in the annexes hereto and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter), (ii) take account of differences related to the operational and strategic requirements of the Borrower, the Acquired Business and their subsidiaries in light of their respective sizes, industries, businesses, business practices (after giving effect to the Transactions) and (iii) operational and administrative changes reasonably required by the Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Documentation Principles”). Notwithstanding the foregoing, the Senior Secured Credit Documentation will contain only those conditions to borrowing to fund the Transaction set forth in Section 5 of the Commitment Letter and in Exhibit D to the Commitment Letter (subject to the Funds Certain Provisions). For the avoidance of doubt, the Senior Secured Credit

Documentation shall permit the Borrower and its subsidiaries to apply, distribute and use the proceeds received by the Borrower or any of its subsidiaries from any Qualified Offering (as defined in the Shareholders’ Agreement (as defined in the Acquisition Agreement)) in the manner set forth in Section 3.5 of the Shareholders’ Agreement (as defined in the Acquisition Agreement).

Optional Commitment Reductions:	The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days’ notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be mutually agreed.

Voluntary Prepayments:	Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty (except as otherwise provided under the heading “Call Protection” below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of Revolving Loans shall be applied on a pro rata basis to the Revolving Loans then outstanding. Each voluntary prepayment of Term Loans shall be applied as directed by the Borrower.

Mandatory Repayments and Commitment Reductions:

Mandatory repayments of Term Loans shall be required from (a) 100% of the cash proceeds (net of taxes directly attributable thereto, reasonable costs and expenses in connection therewith, repayments of debt secured by such asset or (in the case only of other debt secured by equal and ratable liens on the Collateral) otherwise subject to mandatory prepayment as a result thereof (and limited, in the case of such other debt, to its proportionate share of such prepayment) and the amount of reserves established (for a time period and with recapture provisions to be agreed) to fund contingent liabilities reasonably estimated to be payable and directly attributable thereto) from asset sales by Borrower and its restricted subsidiaries (including sales of equity interests of any subsidiary of the Borrower) in excess of an amount to be agreed but subject to certain ordinary course exceptions consistent with the Documentation Principles as well as a right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter, (b) 100% of the net cash proceeds from issuances or incurrences of debt (other than the Senior Bridge Loans and other debt permitted under the Senior Secured Credit Documentation, it being agreed that the proceeds of debt permitted to be incurred solely to refinance the Term Loan Facility or any Incremental Term Facility will be subject to mandatory payment obligations to be included in the

Senior Secured Credit Documentation) by the Borrower and its restricted subsidiaries, (c) 50% (reducing to 25% and 0% based on meeting a Secured Leverage Ratio test (to be defined in a manner to be mutually agreed) of 2.25 to 1.00 and 1.50 to 1.00, respectively, and so long as no default or event of default under the Senior Secured Credit Facilities is in existence) of annual Excess Cash Flow (to be defined in a manner to be mutually agreed) of the Borrower and its subsidiaries, commencing with the fiscal year of the Borrower commencing on or around January 1, 2015 and (d) 100% of the net cash proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to a right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter).

Mandatory prepayments shall be subject to limitations to be agreed to the extent required to be made from cash at non-U.S. subsidiaries and to the extent the repatriation of which would result in material adverse tax consequences or would be prohibited or restricted by applicable law; provided that, in any event, the Borrower shall use commercially reasonable efforts to eliminate such tax effect in their reasonable control in order to make such prepayments.

All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above will, subject to the provisions described under the heading “Waivable Prepayments” below and subject to application of permitted refinancing indebtedness proceeds to the debt being refinanced, be applied pro rata to each outstanding tranche of Term Loans and Incremental Term Loans (if any), and shall apply to reduce future scheduled amortization payments of the respective Term Loans being repaid pro rata based upon the then remaining amounts of such payments. In addition, if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

Waivable Prepayments:	Lenders holding Term Loans shall have the right to decline all or a portion of their pro rata share of any mandatory repayment of Term Loans as otherwise required above (excluding scheduled amortization payments and mandatory repayments of the type described in clause (b) of the first paragraph of the section above entitled “Mandatory Repayments and Commitment Reductions”) on terms to be established by the Administrative Agent, in which case the amounts so declined shall be re-offered ratably to all such non-declining Lenders and, to the extent not thereafter accepted by such non-declining Lenders, retained by the Borrower.

Call Protection:	The occurrence of any Repricing Event (as defined below) prior to the date occurring six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of all or any portion of the Term Loans into, any new or replacement indebtedness bearing interest with an “effective yield” (which, for such purposes only, shall (x) be deemed to take account of interest rate benchmark floors, recurring fees and all other upfront or similar fees (subject to following clause (y)) or original issue discount (amortized over the shorter of (A) the weighted average life of such new or replacement indebtedness and (B) four years) and (y) exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of Term Loans) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are reasonably determined by the Administrative Agent); provided that, in no event shall any prepayment or repayment of Term Loans in connection with a change of control constitute a Repricing Event and (ii) any amendment to the Senior Secured Credit Documentation that reduces the “effective yield” applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Interest Rates:	At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, in the case of the Term Loans only, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Administrative Agent for the respective interest period (or, in the case of the Term Loans only, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin; provided that all Swingline Loans shall bear interest based upon the Base Rate.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans (A) maintained as Base Rate Loans, 2.00%, and (B) maintained as LIBOR Loans, 3.00%; (ii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 2.00%, and (B) maintained as LIBOR Loans, 3.00%; (iii) in the case of Swingline Loans, 2.00%; and (iv) in the case of any Incremental Term Loans incurred pursuant to an Incremental Term Facility (other than any such loans which are added to (and form part of) the Term Loan Facility, all of which shall have the same Applicable Margins as provided in the preceding clause (i), as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that (1) the “Applicable Margin” for Term Loans shall be subject to adjustment as provided in clause (vi)(1) of the proviso appearing in the first sentence of the section hereof entitled “Uncommitted Incremental Facilities”; and (2) so long as no default or event of default exists under the Senior Secured Credit Facilities, the Applicable Margin for Revolving Loans and Swingline Loans shall be subject to quarterly step-downs (but, in any event, not commencing until the delivery of the Borrower’s financial statements in respect of its first full fiscal quarter ending after the Closing Date) in accordance with the following table:

Secured Leverage Ratio	LIBOR Spread for Revolving Loans	Base Rate Spread for Revolving Loans	Spread for Swingline Loans
> 2.00x	3.00%	2.00%	2.00%
< 2.00x	2.75%	1.75%	1.75%

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 2.00% per annum (as such percentage may be adjusted upward as contemplated by clause (vi)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

“LIBOR Floor” shall mean 1.00% per annum (as such percentage may be adjusted upward as contemplated by clause (vi)(1) of the section hereof entitled “Uncommitted Incremental Facilities” above).

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the Senior Secured Credit Facilities, 12 months or periods shorter than 1 month shall be available in the case of LIBOR Loans.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans. Such interest shall be payable on demand.

Yield Protection:	The Senior Secured Credit Facilities shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Senior Secured Credit Documentation, regardless of the date enacted, adopted or issued).

The Borrower shall have the right to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence.

Commitment Fee:	A commitment fee, at a per annum rate of 0.375%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears.

Letter of Credit Fees:

A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee in an amount equal to 0.125% (or such lesser amount as the Borrower and the issuer may agree) of the outstanding stated amount of each Letter of Credit (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated

amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Lead Arranger and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	A.	To Initial Loans:

Those conditions precedent in Section 5 of the Commitment Letter and on Exhibit D to the Commitment Letter, subject in each case to the Funds Certain Provisions.

B.	To All Loans and Letters of Credit After the Closing Date:

The making of each loan or the issuance of a letter of credit after the Closing Date shall be conditioned solely upon:

(i)	Except as described under clause (ii) to the proviso to the first paragraph under the section above entitled “Uncommitted Incremental Facilities”, all representations and warranties of the Borrower and its subsidiaries set forth in the Senior Secured Credit Documentation shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct) on and as of the date of such borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, other than to the extent qualified by materiality or “Material Adverse Effect”, in which case such representation and warranty shall be true and correct on and as of such earlier date.

(ii)	Except as described under clause (i) of the proviso to the section above entitled “Uncommitted Incremental Facilities”, no event of default under the Senior Secured Credit Facilities or event that with the giving of notice or lapse of time or both would be an event of default under the Senior Secured Credit Facilities, shall have occurred and be continuing, or would result from any borrowing of a Loan or issuance of a Letter of Credit.

(iii)	Receipt of a customary borrowing notice or letter of credit request, as applicable.

Representations and Warranties:	Representations and warranties (to be applicable to the Borrower and its restricted subsidiaries) will be consistent with the Documentation Principles and limited to the following, in each case with exceptions and qualifications consistent with the Documentation Principles and otherwise to be mutually agreed by the Borrower and Lead Arranger: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, material contracts (including, without limitation, the indentures with respect to the Senior Notes and the Existing Notes) or charter documents, (v) governmental approvals, (vi) financial statements and projections (in the case of projections, prepared in good faith based upon assumptions you believe to be reasonable at the time made), (vii) absence of a Material Adverse Effect (to be defined in a manner to be mutually agreed), (viii) solvency, (ix) absence of material litigation, (x) true and complete disclosure, (xi) use of proceeds and compliance with Margin Regulations, (xii) tax returns and payments, (xiii) compliance with law, including (without limitation) ERISA and environmental laws, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (xiv) ownership of property, (xv) equity interests and subsidiaries, (xvi) absence of undisclosed liabilities, (xvii) Acquisition documentation, (xviii) creation, validity, perfection and ranking of security interests under the security agreements, (xix) inapplicability of Investment Company Act, (xx) employment and labor relations, (xxi) intellectual property, franchises, licenses, permits, etc., (xxii) maintenance of insurance, (xxiii) PATRIOT Act, (xxiv) OFAC/sanctions, etc. and (xxv) use of proceeds from the Senior Secured Credit Facilities in compliance with FCPA.

Covenants:	Affirmative and negative covenants (to be applicable to the Borrower and its restricted subsidiaries) will be consistent with the Documentation Principles and limited to the following, in each case with exceptions and qualifications consistent with the Documentation Principles and otherwise to be mutually agreed by the Borrower and Lead Arranger:

(a) Affirmative Covenants – (i) Compliance with laws, regulations (including, without limitation, ERISA and environmental laws) and material contractual obligations; (ii) payment of taxes and other obligations; (iii) maintenance of adequate insurance; (iv) preservation of existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) further assurances as to perfection and priority of security interests and additional guarantors; (ix) notice of defaults, material litigation and certain other material events; (x) financial and other reporting requirements (including, without limitation, unaudited quarterly and audited annual financial statements for the Borrower and its subsidiaries on a consolidated basis (in accordance with

US GAAP) and a budget prepared by management of Borrower and provided on an annual basis, in the case of the unaudited quarterly and audited annual financial statements with accompanying management discussion and analysis and, in the case of the audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit, but that may contain a “going concern” statement that is solely due to the impending maturity of the Senior Secured Credit Facilities scheduled to occur within one year); (xi) use of proceeds; (xii) use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a public rating of the Senior Secured Credit Facilities by each S&P and Moody’s (but not a specific rating, in any case), and (xiii) designation of subsidiaries as “unrestricted subsidiaries” or “restricted subsidiaries”.

(b) Negative Covenants – Limitations on: (i) indebtedness (including guarantees and indebtedness of non-wholly owned subsidiaries and other non-Guarantors) and preferred stock; (ii) liens; sale and leaseback transactions; loans and investments; mergers, joint ventures and acquisitions; asset dispositions; dividends, stock repurchases and redemptions and other restricted payments; (iii) transactions with affiliates; (iv) prepayment, redemption or acquisition of certain material indebtedness (other than the Senior Secured Credit Facilities); (v) amendment, modification or waiver of material documents (including, without limitation, charter documents of the Borrower and its subsidiaries and certain material indebtedness) in any manner that is adverse in any material respect to the interests of the Lenders; (vi) restrictions affecting subsidiaries; (vii) issuance of certain equity interests and creation of subsidiaries; (viii) changes in business and maintenance of any inactive subsidiaries as passive, non-operating enterprises; (ix) accounting changes; (x) changes to fiscal year; (xi) further negative pledges and (xii) violations of anti-terrorism and anti-money laundering laws, in each case with customary qualifiers, exceptions and limitations to be mutually agreed and consistent with the Documentation Principles.

Financial Covenant:	Term Loan Facility: None.

Revolving Credit Facility: Maintenance of both a minimum Interest Coverage Ratio (to be defined in a manner to be mutually agreed) and a maximum Total Leverage Ratio (in each case, calculated on a pro forma consolidated basis for the Borrower and its restricted subsidiaries for each consecutive four fiscal quarter period) (the “Financial Covenant”) in each case, not to exceed as of the last date of any fiscal quarter, ratios based on a 30% non-cumulative cushion to Consolidated EBITDA (to be defined in a manner to be mutually agreed) set forth in the model delivered to the Lead Arranger on May 1, 2014.

The Financial Covenant will be tested on the last date of each fiscal quarter (with measurement to commence with the first full fiscal quarter ending after the Closing Date).

Unrestricted Subsidiaries:	The Senior Secured Credit Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with the Financial Covenant and other conditions consistent with the Documentation Principles and otherwise to be mutually agreed by the Borrower and Lead Arranger, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re- designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) any subsidiary previously designated as an unrestricted subsidiary may not thereafter be re-designated as an unrestricted subsidiary and (ii) no subsidiary may be designated as an unrestricted subsidiary, unless it is also an “unrestricted subsidiary” for purposes of any other material indebtedness of the Borrower or its subsidiaries issued or incurred after the Closing Date that contains a similar concept. The designation of any subsidiary as an “unrestricted” subsidiary shall constitute an investment for purposes of the investment covenant in the Senior Secured Credit Documentation, and the designation of any unrestricted subsidiary as a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens by a restricted subsidiary of any outstanding indebtedness or liens, as applicable, of such unrestricted subsidiary for purposes of the Senior Secured Credit Documentation. Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Senior Secured Credit Documentation, and the cash held by, the results of operations, indebtedness and interest expense of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with the Financial Covenant or financial tests contained in such Senior Secured Credit Documentation; provided that, the net income of any Unrestricted Subsidiary may be included in the calculation of Consolidated Net Income in any period to the extent of any cash dividends actually paid in such period by such unrestricted subsidiaries to the Borrower or any of its wholly-owned restricted subsidiaries.

Events of Default:

Events of Default (to be applicable to the Borrower and its restricted subsidiaries or significant subsidiaries, as appropriate) shall be consistent with the Documentation Principles, subject to customary thresholds and grace periods, and limited to the following, in each case, with exceptions and qualifications to be mutually agreed by the Borrower and Lead Arranger: (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed by the Borrower and Lead Arranger; (ii) failure to perform or observe covenants set forth in Senior Secured Credit Facilities, subject (where customary and appropriate) to notice and an appropriate grace period (provided that, the Borrower’s failure to perform or observe the Financial Covenant itself shall not constitute an event of default for purposes of any Term Loan unless and until the Revolving Lenders have actually declared all such obligations to be immediately due and payable in accordance with the Senior Secured Credit Documentation and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith); (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in a principal amount in excess of an amount to be mutually agreed; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings to be mutually agreed by the Borrower and Lead Arranger); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount in excess of an amount to be mutually agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Senior Secured Credit Documentation or impairment of security interests in the Collateral; and (x) Change of Control (to be defined in a manner to be mutually agreed; provided that, such definition shall be modified so that a Change of Control shall also occur if a Change of Control or other similar event occurs under any agreement or instrument governing or evidencing any other material indebtedness of the Borrower or its subsidiaries).

Assignments and Participations:

Neither the Borrower nor any Guarantor may assign their rights or obligations under the Senior Secured Credit Facilities. Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to limitations consistent with the Documentation Principles (including (i) a minimum assignment amount consistent with the Documentation Principles (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined to exclude, among others, Disqualified Institutions and the Borrower and its affiliates (except in connection with a Permitted Buy-Back (as defined below))), (iv) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld or delayed), (v) the receipt of the consent of the applicable Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned); provided that, the applicable Borrower’s consent shall not be so required if (x) such assignment is to any Lender (or, if in respect of the Revolving Credit Facility, another Lender under the Revolving Credit Facility), its affiliates or an “approved fund” of a Lender or (y) an event of default exists under the Senior Secured Credit Facilities; provided, further, that such consent of the applicable Borrower shall be deemed to have been given if such Borrower has not responded within five business days of a written request for such consent, and (vi) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each issuing Lender of a Letter of Credit (such consent, in each case, not to be unreasonably withheld, delayed or conditioned)). The Senior Secured Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or outstandings, as applicable. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Credit Facilities.

The Senior Secured Credit Documentation shall also provide that Term Loans may be purchased by, and assigned to, the Borrower on a non- pro rata basis through Dutch auctions open to all Lenders with Term Loans of the respective tranche on a pro rata basis in accordance with procedures to be mutually agreed by the Borrower and Lead Arranger; provided that (i) no default or event of default then exists under the Senior Secured Credit Facilities or would result therefrom, (ii) any such purchase is made at a discount to par, (iii) the Borrower shall make a representation that it is not in possession of any material non-public information, (iv) any such Term Loans shall be automatically and permanently cancelled immediately upon purchase by the Borrower (without any increase to Consolidated EBITDA as a result of any gains associated with cancellation of debt), (v) the Borrower shall not be permitted to use the proceeds of Revolving Loans or Swingline Loans to acquire Term Loans, and (vi) the Borrower is in pro forma compliance with the Financial Covenant as of the most recently ended fiscal quarter for which financial statements are available (any such purchase and assignment, a “Permitted Buy-Back”).

Waivers and Amendments:

Amendments and waivers of the provisions of the Senior Secured Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Senior Secured Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees owing to such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such Lender or times for payment of interest or fees owing to such Lender, and (iv) modifications to the pro rata sharing and payment provisions, (b) the consent of all of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors taken as a whole, and (ii) modifications to the assignment provisions or the voting percentages, (c) the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under a particular class or tranche of Senior Secured Credit Facilities shall be required with respect to any amendment or waiver that would result in the Lenders under such class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche of Senior Secured Credit Facilities and (d) amendments and waivers of the Financial Covenant and its component definitions (as used therein) require only the approval of the Lenders holding more than 50% of the aggregate commitments under the Revolving Credit Facility; provided that, if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to substitute any non-consenting Lender by requiring such non-consenting Lender’s Loans and commitments to be assigned, without further action of such non-Consenting Lender, at par, to one or more other institutions, subject to the assignment provisions described above, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender together with the payment by the Borrower to each non- consenting Lender of the applicable Prepayment Fee (if such assignment or repayment occurs prior to the date occurring six months after the Closing Date).

In addition, the Senior Secured Credit Documentation shall provide for the amendment (or amendment and restatement) of the Senior Secured Credit Documentation to provide for a new tranche of replacement term loans to replace all of the Term Loans of a given tranche under the Senior Secured Credit Facilities, subject to customary limitations (including as to tenor, weighted average life to maturity, “effective yield” and applicable covenants prior to the Term Loan Maturity Date), with the consent of the Administrative Agent, the Borrower and the Lenders providing such replacement term loans.

The Senior Secured Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings and make technical changes and amendments to accomplish same with only the consent of the respective consenting Lenders; provided that, such offers to extend such commitments and/or outstandings is made to all similarly situated Lenders and, provided, further, that, it is understood that no existing Lender will have any obligation to commit to any such extension.

Any provision of the Senior Secured Credit Documentation may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency, so long as, in each case, the Lenders shall have received at least five business days’ prior written notice thereof and the Administrative Agent shall not have received, within five business days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Defaulting Lenders:	If any Lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined on customary terms reasonably satisfactory to the Administrative Agent) at any time, then, so long as no default or event of default then exists, the exposure of such Defaulting Lender with respect to Swingline Loans and Letters of Credit will automatically be reallocated among the non-Defaulting Lenders under the Revolving Credit Facility pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the aggregate credit exposure of such non-Defaulting Lender under the Revolving Credit Facility does not exceed its commitment thereunder. In the event such reallocation does not fully cover the exposure of such Defaulting Lender (or such reallocation is not then permitted), the Swingline Lender or applicable issuing Lender may require the Borrower to repay or cash collateralize, as applicable, such “uncovered” exposure in respect of the Swingline Loans or Letter of Credit outstandings, as the case may be, and will have no obligation to make new Swingline Loans or issue new Letters of Credit, as applicable, to the extent such Swingline Loans or Letter of Credit outstandings, as applicable, would exceed the commitments of the non-Defaulting Lenders under the Revolving Credit Facility.

Indemnification; Expenses:	The Senior Secured Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Arranger, the Lenders and their respective affiliates’ employees, directors, officers and agents (including, without limitation, customary LSTA withholding tax protection for U.S. taxes, all events gross up for non- U.S. taxes, and for all reasonable costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Senior Secured Credit Facilities), in each case (other than with respect to taxes) other than as a result of such person’s (or any of its related persons’) gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

The Senior Secured Credit Documentation will require the Borrower to pay all reasonable and documented out-of-pocket expenses of the

Administrative Agent, the Swingline Lender, the Lead Arranger and the Lenders associated with the syndication of the Senior Secured Credit Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the Senior Secured Credit Documentation.

Notwithstanding the foregoing, the Borrower shall not be responsible for the fees and expenses of more than one primary counsel to the Agents and the Lenders (and up to one local counsel in each applicable jurisdiction), unless a Lender or its counsel determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Secured Credit Documentation shall be governed by the internal laws of the State of New York. The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Arranger:	Latham & Watkins LLP.

EXHIBIT C

Project Sage

$1,021.0 million Senior Bridge Facility

Summary of Principal Terms and Conditions2

Borrower:	Amsurg Corp. (the “Borrower”).

Agent:	Citi, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Bridge Facility Administrative Agent”) and Citi will act as syndication agent for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (the “Bridge Lenders”), and will perform the duties customarily associated with such roles.

Sole Lead Arranger and Bookrunner:	Citi will act as sole lead arranger and sole bookrunner for the Senior Bridge Facility (the “Lead Bridge Arranger”), and will perform the duties customarily associated with such roles.

Senior Bridge Facility:	Senior unsecured bridge loans in an aggregate principal amount of up to $1,021.0 million, less the aggregate gross cash proceeds from any Senior Notes and Securities (as defined in the Fee Letter) issued on or prior to the Closing Date, plus the Shortfall Amount, if any, less the Toggle Amount, if any, in each case as determined in accordance with the indenture governing the Existing Notes (the “Senior Bridge Loans”).

Purpose:	The proceeds of the Senior Bridge Loans will be used on the Closing Date solely to finance, in part, the Acquisition, the Refinancing and to pay the Transaction Costs.

Availability:	The Bridge Lenders will make the Senior Bridge Loans on the Closing Date in a single drawing. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Borrower’s obligations under the Senior Secured Credit Facilities (each, a “Guarantor” and, collectively, the “Guarantors”) will guarantee (the “Guarantees”) the Senior Bridge Loans on a senior unsecured basis, subject to the same exceptions and limitations applicable to such Guarantors’ guarantees of the Borrower’s obligations under the Senior Secured Credit Facilities. The Guarantees will be automatically

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

released upon release of the corresponding guarantees of such obligations under the Senior Secured Credit Facilities or the other indebtedness that triggered the obligation to give a Guarantee; provided that such released Guarantees shall be reinstated if such released Guarantors are required to subsequently guarantee obligations under the Senior Secured Credit Facilities or such other indebtedness.

Security:	None.

Interest Rates:	The Senior Bridge Loans shall bear interest, reset quarterly, at the rate of the Adjusted LIBOR plus 6.00% per annum (the “Interest Rate”) and such spread over Adjusted LIBOR shall automatically increase by 0.50% for each period of three months (or portion thereof) after the Closing Date that Senior Bridge Loans are outstanding; provided, however, that the interest rate determined in accordance with the foregoing shall not exceed the Total Bridge Loan Cap (as defined in the Fee Letter) (excluding interest at the default rate as described below).

“Adjusted LIBOR” on any date, means the greater of (i) 1.0% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the LIBOR 01 page published by Reuters two business days prior to such date.

Upon the occurrence of a Demand Failure Event (as defined in the Fee Letter), the outstanding Senior Bridge Loans shall automatically begin to accrue interest at the Total Bridge Loan Cap.

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the Interest Rate.

Conversion and Maturity:

Any outstanding amount under the Senior Bridge Loans will be required to be repaid on the earlier of (a) the closing date(s) of any permanent financing(s), but only to the extent of the net cash proceeds realized therefrom, and (b) the one year anniversary of the initial funding date of the Senior Bridge Loans (the “Bridge Loan Maturity Date”); provided, however, that if the Borrower has failed to raise permanent financing before the date set forth in (b) above, the Senior Bridge Loans shall be converted, subject to the conditions outlined under “Conditions to Conversion” on

Annex C-1 hereto, to a senior unsecured term loan facility (the “Senior Extended Term Loans”) with a maturity of seven years after the Conversion Date (as defined in Annex C-I hereto). At any time or from time to time on or after the Conversion Date, upon reasonable prior written notice from the Bridge Lenders and in a minimum principal amount of at least $100.0 million (or such lesser principal amount as represents all outstanding Senior Extended Term Loans), the Senior Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount and having the terms set forth in Annex C-II hereto.

The Senior Extended Term Loans will be governed by the provisions of the Senior Bridge Documentation (as defined below) and will have the same terms as the Senior Bridge Loans except as expressly set forth in Annex C-I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex C-II hereto.

Mandatory Prepayments:

The Borrower will prepay the Senior Bridge Loans at par, together with accrued interest to the prepayment date, with any of the following: (i) the net proceeds from the issuance of the Securities (as defined in the Fee Letter); provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a “Securities Demand” under the Fee Letter at an issue price above the level at which such Bridge Lender or affiliate has reasonably determined such Securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to repay the Senior Bridge Loans held by such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net proceeds will be applied pro rata to repay the Senior Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Senior Bridge Loans held by other Bridge Lenders; (ii) subject to prepayment requirements under the Senior Secured Credit Facilities, the net proceeds from any other indebtedness (including subordinated indebtedness) incurred by the Borrower and its restricted subsidiaries (other than the Revolving Credit Facility as in effect on the Closing Date and purchase money and other similar indebtedness permitted under the Senior Secured Credit Documentation); (iii) the net cash proceeds from the issuance of equity interests by, or equity contributions to, Borrower (other than equity contributed pursuant to employee stock plans); and (iv) subject to certain customary and other exceptions, reinvestment rights to be agreed upon and prepayment requirements under the Senior Secured Credit Facilities, the net proceeds from non-ordinary course asset sales by, and casualty events related to the property of, Borrower or any of its restricted subsidiaries (including sales of equity interests of any restricted subsidiary of the Borrower).

Voluntary Prepayments:	The Senior Bridge Loans may be prepaid at par prior to the Bridge Loan Maturity Date, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date and break funding payments, if applicable.

Change of Control:	In the event of a Change of Control (to be defined in a manner consistent with the Senior Secured Credit Facilities), each Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay at par the outstanding principal amount of the Senior Bridge Loans plus accrued and unpaid interest thereon to the date of prepayment.

Assignments and Participations:	The Bridge Lenders shall have the right to assign their interest in the Senior Bridge Loans in whole or in part without the consent of the Borrower (other than to Disqualified Institutions); provided, however, that (i) prior to the date that is one year after the Closing Date and unless a Demand Failure Event in respect of the Senior Bridge Loans has occurred or a payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld, delayed or conditioned) if, subsequent thereto, the Initial Lenders and the Additional Agents (together with their respective affiliates) would hold, in the aggregate, less than 50.1% of the outstanding Senior Bridge Loans and (ii) the Borrower shall be notified of such assignment. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten business days of a written request for such consent.

The Bridge Lenders shall have the right to participate their interest in the Senior Bridge Loans without restriction, other than customary voting limitations and, to the extent the list of Disqualified Institutions is made available to all Bridge Lenders to Disqualified Institutions. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to cost and yield protection, subject to customary limitations and restrictions.

Documentation:	The definitive credit documentation for the Senior Bridge Facility (the “Senior Bridge Documentation”) will be consistent with the Indenture, dated as of November 15, 2012, for the Existing Notes, as modified to (i) reflect the terms and conditions set forth herein and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letter), (ii) take account of differences related to the operational requirements of Borrower, the Acquired Business and their respective subsidiaries in light of their size, industries, businesses, business practices (after giving effect to the Transaction) and (iii) operational and administrative changes reasonably required by the Bridge Facility Administrative Agent, the definitive terms of which will be negotiated in good faith (the “Bridge Documentation Principles”). Notwithstanding the foregoing, the Senior Bridge Documentation will contain only those mandatory repayments, representations, warranties, covenants and events of default expressly set forth (or referred to) in this Term Sheet (subject to modification in accordance with the “flex” provisions of the Fee Letter), and only the conditions to borrowing set forth or referred to in Section 5 of the Commitment Letter and in Exhibit D to the Commitment Letter (subject to the Funds Certain Provisions). For the avoidance of doubt, the Senior Bridge Documentation shall permit the Borrower and its subsidiaries to apply, distribute and use the proceeds received by the Borrower or any of its subsidiaries from any Qualified Offering (as defined in the Shareholders’ Agreement (as defined in the Acquisition Agreement)) in the manner set forth in Section 3.5 of the Shareholders’ Agreement (as defined in the Acquisition Agreement).

Conditions Precedent to Borrowing:	The conditions precedent in Section 5 of the Commitment Letter and on Exhibit D to the Commitment Letter, subject in each case to the Funds Certain Provisions.

Representations and Warranties:	The Senior Bridge Documentation will contain representations and warranties relating to the Borrower and its subsidiaries substantially similar to those contained in the Senior Secured Credit Facilities, with such changes as are appropriate to reflect the bridge loan nature of the Senior Bridge Loans (and in any event such representations and warranties shall be no more restrictive to the Borrower and its subsidiaries than those set forth in the Senior Secured Credit Facilities Documentation).

Covenants:	The Senior Bridge Documentation will contain affirmative and incurrence-based negative covenants relating to the Borrower and its restricted subsidiaries consistent, to the extent applicable, consistent with the Bridge Documentation Principles and, in addition, a securities demand covenant consistent with the provision contained in the Fee Letter. In no event will the covenants be more restrictive to the Borrower and its restricted subsidiaries than those set forth in the Senior Secured Credit Facilities; provided that the negative covenants governing restricted payments, limitations on restricted payments and limitations on indebtedness shall be more restrictive than that applicable to the Senior Secured Credit Facilities prior to the Conversion Date. The Senior Bridge Documentation shall not contain any financial maintenance covenants.

Events of Default:	Customary for transactions of this type and consistent with the Bridge Documentation Principles, including, without limitation, payment defaults, covenant defaults, bankruptcy and insolvency, monetary judgments in an amount in excess of an amount to be agreed, cross acceleration of and failure to pay at final maturity other indebtedness aggregating an amount in excess of an amount to be agreed, subject to, in certain cases, customary thresholds and grace periods.

Voting:	Amendments and waivers of the Senior Bridge Documentation will require the approval of Bridge Lenders holding at least a majority of the outstanding Senior Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal, interest rates or fees, (ii) extensions of the Bridge Loan Maturity Date, (iii) additional restrictions on the right to exchange Senior Extended Term Loans for Senior Exchange Notes or any amendment of the rate of such exchange or (iv) any amendment to the Senior Exchange Notes that requires (or would, if any Senior Exchange Notes were outstanding, require) the approval of all holders of Senior Exchange Notes.

Cost and Yield Protection:	To conform to the Senior Secured Credit Facilities.

Expenses and Indemnification:	To conform to the Senior Secured Credit Facilities.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Senior Bridge Documentation shall be governed by the internal laws of the State of New York. The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof.

Counsel to the Bridge Facility Administrative Agent and the Lead Bridge Arranger:	Latham & Watkins LLP.

ANNEX C-I

Senior Extended Term Loans

Borrower:	Same as Senior Bridge Loans.

Guarantees:	Same as Senior Bridge Loans.

Security:	None.

Facility:	Subject to “Conditions to Conversion” below, the Senior Bridge Loans will convert into senior unsecured extended loans (the “Senior Extended Term Loans”) in an initial principal amount equal to 100% of the outstanding principal amount of the Senior Bridge Loans on the one year anniversary of the Closing Date (the “Conversion Date”). Subject to the conditions precedent set forth below, the Senior Extended Term Loans will be available to the Borrower to refinance the Senior Bridge Loans on the Conversion Date. The Senior Extended Term Loans will be governed by the Senior Bridge Documentation and, except as set forth below, shall have the same terms as the Senior Bridge Loans.

Maturity:	Seven years from the Conversion Date (the “Final Maturity Date”).

Interest Rate:	The Senior Extended Term Loans shall bear interest, payable in cash semi-annually, in arrears at a fixed rate per annum equal to the Total Bridge Loan Cap.

Covenants, Events of Default and Prepayments:	From and after the Conversion Date, the covenants, events of default and mandatory prepayment provisions applicable to the Senior Extended Term Loans will conform to those applicable to the Senior Exchange Notes (described on Annex C-II), except with respect to the right to exchange Senior Extended Term Loans for Senior Exchange Notes; provided that the optional prepayment provisions applicable to the Senior Bridge Loans shall remain applicable to the Senior Extended Term Loans.

Conditions to Conversion:

One year after the Closing Date, unless (A) the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding or (B) there exists a payment default (whether or not matured) with respect to the Senior Bridge Loans or any fees payable thereunder, the Senior Bridge Loans shall convert into the Senior Extended Term Loans; provided, however, that if an event described in clause (B) is continuing at the scheduled Conversion Date but the applicable grace period, if any, set forth in the events of default provision of the Senior

C-I-1

Bridge Documentation has not expired, the Conversion Date shall be deferred until the earlier to occur of (i) the cure of such event or (ii) the expiration of any applicable grace period.

C-I-2

ANNEX C-II

Senior Exchange Notes

Issuer:	Same as Borrower under Senior Extended Term Loans.

Guarantees:	Same as Senior Extended Term Loans.

Maturity:	Seven years from the Conversion Date.

Security:	None.

Interest Rate; Redemption:	Each Senior Exchange Note will bear interest, payable in cash semi-annually in arrears, at a fixed rate per annum equal to the Total Bridge Loan Cap. Except as set forth below, the Senior Exchange Notes will be non-callable until the third anniversary of the Closing Date and will be callable thereafter at par plus accrued interest plus a premium equal to three-fourths of the coupon of the Senior Exchange Notes, declining ratably to par on the date that is two years prior to maturity of the Senior Exchange Notes. The Senior Exchange Notes will provide for mandatory repurchase offers customary for publicly traded high yield debt securities.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued interest plus a premium equal to 100% of the coupon in effect on such Senior Exchange Notes.

Prior to the third anniversary of the Closing Date, the Borrower may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points plus accrued interest.

Prior to a Demand Failure Event, any Senior Exchange Notes held by the Initial Lender, the Additional Agents (if any) or their respective affiliates (other than (x) asset management affiliates purchasing Senior Exchange Notes in the ordinary course of their business as part of a regular distribution of the Senior Exchange Notes (“Asset Management Affiliates”) and (y) Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued interest on a non-ratable basis so long as such Senior Exchange Notes are held by them.

C-II-1

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a “change of control” (to be defined in the same manner as in the indenture governing the Existing Notes) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase; provided that Senior Exchange Notes held by the Initial Lender, the Additional Agents (if any) or their respective affiliates (other than Asset Management Affiliates or Senior Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities) shall be subject to prepayment at par, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

Registration Rights:

Within 270 days after the issue date of the Senior Exchange Notes, the Borrower shall file a shelf registration statement with the Securities and Exchange Commission and/or effect an exchange offer whereby the Borrower has offered registered notes having terms identical to the Senior Exchange Notes (“Substitute Notes”) in exchange for all outstanding Senior Exchange Notes (it being understood that a shelf registration statement is required to be made available in respect of Senior Exchange Notes the holders of which could not receive Substitute Notes through the exchange offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended). If a shelf registration statement is filed or required to be filed, the Borrower shall use its reasonable best efforts to cause such shelf registration statement to be declared effective within 90 days of such filing and keep such shelf registration statement effective, with respect to resales of the Senior Exchange Notes, until the earlier of the date all Senior Exchange Notes registered thereby have been resold and the date that is two years from the Conversion Date. Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Senior Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of Senior Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional one-quarter of one

C-II-2

percent (0.25%) per annum on the principal amount of Senior Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.0% per annum.

Right to Transfer Exchange Notes:	The holders of the Senior Exchange Notes shall have the absolute and unconditional right to transfer such Senior Exchange Notes in compliance with applicable law to any third parties.

Covenants:	The indenture governing the Senior Exchange Notes will include provisions customary for an indenture governing publicly traded high yield debt securities issued by issuers of comparable creditworthiness and taking into account then prevailing market conditions (including in respects of baskets and carveouts to such covenants), and shall be no more restrictive than those contained in the Senior Secured Credit Facilities and substantially the same as in the indenture governing the Existing Notes.

Events of Default:	Customary for publicly traded high yield debt securities.

C-II-3

EXHIBIT D

Project Sage

Additional Conditions Precedent

Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in the other Exhibits to the Commitment Letter.

The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

1. (a) As a condition to the closing of the Senior Secured Credit Facilities only, subject to the Funds Certain Provisions and the Documentation Considerations set forth in the Commitment Letter, (x) the execution and delivery by the Borrower and the Guarantors (as such terms are defined in Exhibit B) of the Senior Secured Credit Documentation, which shall be in accordance with the terms of the Commitment Letter and Exhibit B (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter) and (y) delivery to the Administrative Agent of (i) customary lien searches, borrowing notices, customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) (as such terms are defined in Exhibit B) and (ii) a solvency certificate, dated as of the Closing Date and after giving effect to the Transaction, substantially in the form attached as Exhibit E, from a director or senior financial officer of the Borrower. Subject to the Funds Certain Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (as such terms are defined in Exhibit B) and, if applicable, be in proper form for filing.

(b) As a condition to the closing of the Senior Bridge Facility only, subject to the Funds Certain Provisions and the Bridge Documentation Principles set forth in the Commitment Letter, (x) the execution and delivery by the Borrower and the Guarantors (as such terms are defined in Exhibit C) of the Senior Bridge Documentation, which shall be in accordance with the terms of the Commitment Letter and Exhibit C (as modified to reflect any exercise of the “Market Flex Provisions” under the Fee Letter) and (y) delivery to the Bridge Facility Administrative Agent of (i) customary borrowing notices, customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) (as such terms are defined in Exhibit C) and (ii) a solvency certificate, dated as of the Closing Date and after giving effect to the Transaction, substantially in the form attached as Exhibit E, from a director or senior financial officer of the Borrower.

2. Substantially concurrently with the initial funding under the Facilities, the Merger shall be consummated in accordance with the terms and conditions of the Purchase Agreement and Agreement and Plan of Merger among the Borrower, Merger Sub and the Target dated as of

May 29, 2014 (together with all exhibits, annexes, schedules and other disclosure letters thereto and after giving effect to any alteration, amendment, modification, supplement or waiver, the “Acquisition Agreement”) without giving effect to any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub, if such alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub is adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub under the Acquisition Agreement that results in a reduction in the amount described in Section 3.1 of the Acquisition Agreement (the “Purchase Price”) shall not be deemed to be materially adverse to the interests of the Lenders; provided that, any such reduction in the Purchase Price shall be applied to reduce the Senior Secured Term Facility and the Senior Bridge Facility pro rata, or (b) any alteration, amendment, modification, supplement or express waiver or consent granted by the Borrower or Merger Sub under the Acquisition Agreement that results in an increase in the Purchase Price shall be deemed not to be materially adverse to the interests of the Lenders; provided that, any such increases shall be funded solely by the issuance by the Borrower of common equity.

4. Substantially concurrently with the initial borrowing under the Facilities, the Refinancing shall have been consummated, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released (or have been authorized to be released pursuant to a customary payoff letter). After giving effect to the consummation of the Transaction, the Borrower and its subsidiaries (including, without limitation, the Acquired Business) shall have no outstanding preferred equity or debt for borrowed money, except for preferred equity of the Borrower issued in accordance with the terms and conditions of the Acquisition Agreement and debt for borrowed money incurred pursuant to (i) the Facilities (and other debt permitted to be outstanding on the Closing Date under the Facilities), (ii) the Senior Notes, (iii) the Existing Notes, (iv) debt of the Acquired Business permitted to be incurred or outstanding by the Acquisition Agreement and not subject to the Refinancing, (v) working capital facilities, capital leases and indebtedness incurred in the ordinary course, and (vi) debt otherwise permitted by the Agents.

5. The Lead Arranger shall have received (a) audited consolidated balance sheets of each of the Borrower and its consolidated subsidiaries and of Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of the Borrower and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case for, the most recent three fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets of each of the Borrower and its consolidated subsidiaries and of Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows of each of the Borrower and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case for, for each fiscal quarter ended after December 31, 2013 and ended at least 45 days prior to the Closing Date. The Lead Arranger hereby acknowledges receipt of all audited financial statements referred to in clause (a) above for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013.

6. The Lead Arranger shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial information pursuant to paragraph 5 above has been delivered, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7. As a condition to the closing of the Senior Bridge Facility only, the Investment Bank (as defined in the Fee Letter) shall have received a draft preliminary offering memorandum or preliminary private placement memorandum (collectively, the “Offering Documents”) suitable for use in a customary “high-yield road show” relating to the Senior Notes, in each case, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, unless otherwise agreed, and, except as otherwise agreed by the Investment Bank, all other data (including selected financial data) that is customarily included in preliminary offering memoranda for non-registered “high yield” debt offerings (it being understood that none of such information need include (1) any financial statements or information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (2) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K, (3) the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (4) a business description (other than in summary form) or Management Discussion and Analysis of Financial Condition and Results of Operations relating to Target and its consolidated subsidiaries), or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from Borrower’s independent accountants and the independent accountants for the Target in connection with the offering of the Senior Notes (and the Borrower shall have made commercially reasonable efforts to arrange for the delivery of such comfort or, if no Senior Notes were issued, a draft thereof) (“Required Notes Information”)); provided that this condition shall be deemed satisfied if such Offering Documents exclude the “Description of Notes” and other sections that would customarily be provided by the Investment Banks or their counsel, but is otherwise complete, and (b) the Investment Bank shall have been afforded a period (the “Notes Marketing Period”) of at least 15 consecutive business days prior to the Closing Date following receipt of (1) an Offering Document including the information described in clause (a) above and (2) a notification from the Borrower as to whether there will be a Shortfall Amount or Toggle Amount, and if so, the amount of such Shortfall Amount or Toggle Amount, together with the supporting documentation for the determination of such Shortfall Amount or Toggle Amount, to seek to place the Senior Notes with qualified purchasers thereof (it being understood that the Borrower may deliver multiple notices and/or replace existing notices to the extent the Notes Marketing Period restarts upon such delivery or replacement, as applicable); provided that the entirety of such period shall occur prior to August 16, 2014 or after September 2, 2014, and July 3, 2014 shall not be deemed a business day for purposes of this period.

8. To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent (and counsel thereto) and the Lenders shall have been paid to the extent due.

9. The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that the Agents reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by the Agents at least 10 business days prior to the Closing Date.

10. The Specified Representations shall be true and correct in all material respects and the Acquisition Agreement Target Representations shall be true and correct in all material respects but only to the extent required by Funds Certain Provisions (except in the case of any such representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be (it being understood that with respect to any such representations already qualified by materiality or Partnership Material Adverse Effect, such representations shall be true and correct in all respects as of the applicable date)).

EXHIBIT E

AMSURG CORP.

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [        ] of the Credit Agreement, dated as of                     ,             , among [                    ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [            ], [director/authorized signatory] of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The fair value of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

4. The Borrower and its Restricted Subsidiaries on a consolidated basis will not have incurred and do not intend to incur, or believe that they will incur, any debts and liabilities, subordinated, contingent or otherwise, including current obligations, that they do not believe that they will be able to pay (based on their assets and cash flow) as such debts and liabilities become due (whether at maturity or otherwise).

5. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and business of the Borrower and its Restricted Subsidiaries.

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6. The Borrower is not subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, controlled management, reprieve from payment, general settlement with creditors, reorganization or similar proceedings affecting the rights of creditors generally and no application has been made or is to be made by its directors or, as far as he is aware, by any other person for the appointment of a receiver, trustee or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

AMSURG CORP.

By:
Name:
Title:

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